EXHIBIT (11)

June 22, 2023

Neuberger Berman ETF Trust
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about _June 22, 2023, registering an indefinite amount of shares of beneficial interest of Neuberger Berman China Equity ETF and Neuberger Berman Global Real Estate ETF (the “Shares”), each a series of the Trust (each an “Acquiring Fund,” collectively the “Acquiring Funds”), to be issued pursuant to an Agreement and Plan of Reorganization  (the “Reorganization Plan”), to be entered into by the Trust on behalf of the Acquiring Funds and Neuberger Berman Equity Funds, on behalf of its series Neuberger Berman Greater China Equity Fund and Neuberger Berman Global Real Estate Fund (each a “Target Fund, collectively the “Target Funds”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Reorganization Plan provides for a reorganization that will consist of (1) the transfer of all of Neuberger Berman Greater China Equity Fund’s assets to Neuberger Berman China Equity ETF in exchange solely for shares in Neuberger Berman China Equity ETF and Neuberger Berman China Equity ETF’s assumption of all of Neuberger Berman Greater China Equity Fund’s liabilities; (2) the distribution of the Shares pro rata to Neuberger Berman Greater China Equity Fund’s shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes); and (3) Neuberger Berman Greater China Equity Fund’s termination under Delaware law.

The Reorganization Plan also provides for a reorganization that will consist of (1) the transfer of all of Neuberger Berman Global Real Estate Fund’s assets to Neuberger Berman Global Real Estate ETF in exchange solely for shares in Neuberger Berman Global Real Estate ETF and Neuberger Berman Global Real Estate ETF’s assumption of all of Neuberger Berman Global Real Estate Fund’s liabilities; (2) the distribution of the Shares pro rata to Neuberger Berman Global Real Estate Fund’s shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes); and (3) Neuberger Berman Global Real Estate Fund’s termination under Delaware law.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

June 22, 2023 Page 2

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)
the combined prospectus and information statement, including the form of Reorganization Plan attached as Appendix A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Prospectus”);

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)
the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment of each Acquiring Fund and its Shares, the adoption of the Reorganization Plan, and the authorization for issuance and delivery of the Shares pursuant to the Reorganization Plan.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to a Target Fund in accordance with the terms and conditions of the Reorganization Plan, will be validly issued, and (2) the shareholders of a Target Fund receiving the Shares in exchange for their shares of such Target Fund and in complete liquidation of such Target Fund as provided by the Reorganization Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.
This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Federal

June 22, 2023 Page 3

Income Taxes” in the Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ K&L Gates LLP K&L Gates LLP